Exhibit 3.30

Delaware

The First State
     I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “ALION CANADA (US) CORPORATION” AS RECEIVED AND FILED IN THIS OFFICE.
     THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:
     CERTIFICATE OF INCORPORATION, FILED THE FOURTH DAY OF FEBRUARY, A.D. 2005, AT 11:54 O’CLOCK A.M.
     AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION, “ALION CANADA (US) CORPORATION”.

3921754 8100H 100202788 You may verify this certificate online at corp.delaware.gov/authver.shtml	/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 7833672 DATE: 02-24-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:54 AM 02/04/2005
FILED 11:54 AM 02/04/2005
SRV 050092891 - 3921754 FILE
Certificate of Incorporation
of
Alion Canada (US) Corporation
     FIRST: The name of the corporation is Alion Canada (US) Corporation (the “Corporation”).
     SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in the city of Wilmington, in the county of New Castle. The name of the registered agent at such address is Corporation Trust Company.
     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).
     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 5,000 shares of common stock, par value $0.01 per share.
     FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The authorized number of directors of the Corporation shall be fixed from time to time in accordance with the bylaws of the Corporation.
     SIXTH: The name and mailing address of the incorporator are Ron S. Ben-Menachem, c/o Venable LLP, 8010 Towers Crescent Drive, Suite 300, Vienna, Virginia 22182. The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation.
     SEVENTH: The names and mailing addresses of the persons who are to serve as the initial directors until the first annual meeting of stockholders or until their successors are elected and qualified, are as follows:
Bahman Atefi
1750 Tysons Boulevard
Suite 1300
McLean, VA 22102
Rob Goff
1750 Tysons Boulevard
Suite 1300
McLean, VA 22102

Stacy Mendler
1750 Tysons Boulevard
Suite 1300
McLean, VA 22102
John (Jack) M. Hughes
1750 Tysons Boulevard
Suite 1300
McLean, VA 22102
     EIGHTH: The personal liability of the directors and officers of the Corporation is hereby limited and eliminated to the fullest extent permitted by the laws of the State of Delaware, as the same may be amended and supplemented.
     NINTH: Elections of Directors need not be by written ballot unless the bylaws of the Corporation so provide.
     TENTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

     IN WITNESS WHEREOF, the undersigned, being the sole incorporator herein named, for the purpose of forming a Delaware corporation, has executed, signed and acknowledged this certificate of incorporation this 3rd day of February, 2005,

/s/ Ron S. Ben-Menachem
Ron S. Ben-Menachem
Incorporator